EXHIBIT 99.1

Lakeland Fire + Safety Completes Acquisition of Veridian

Strategic Acquisition Expands Lakeland's Global Fire Services Portfolio with Veridian’s Leading Firefighter Protective Apparel Offering

Additional Annual Revenue of Approximately $21 Million Further Builds Upon Lakeland's 245% Third Quarter Year-over-Year Growth in Fire Services Products

HUNTSVILLE, AL –December 16, 2024 – Lakeland Fire + Safety (NASDAQ: LAKE), a leading global manufacturer of protective clothing for industry, healthcare, and first responders, announced today the successful completion of its acquisition of U.S.-based Veridian in an all-cash transaction valued at approximately $25 million subject to post-closing adjustments and customary holdback provisions. The acquisition was financed under Lakeland’s revolving credit facility with Bank of America.

Founded in 1992, Veridian is a leading provider of firefighter protective apparel, including fire and rescue garments, gloves and boots, with an annual revenue of approximately $21 million. Veridian has approximately 150 employees and is headquartered in Des Moines, Iowa.

Strategic Rationale and Benefits:

•	Enhanced Competitive Positioning: Veridian’s strong brand and complementary fire services products significantly strengthen Lakeland's competitive positioning and firefighting products and solutions offerings.

•	Immediate Market Share Gains in the U.S. and Latin America: Integrating Veridian’s loyal customer base in the U.S. and Latin America immediately expands Lakeland’s market share across the U.S. and Latin America and provides opportunity for additional gains through cross-selling opportunities of other Lakeland products.

•	U.S. Manufacturing and Expanded Sales Capabilities: Veridian provides Lakeland with U.S.-based manufacturing capabilities and immediately expands Lakeland’s fire services sales and channel partner network.

•	Bolstered Manufacturing and Supply Chain: Combining Veridian’s U.S. manufacturing with Lakeland’s global manufacturing and supply chain capabilities strengthens Lakeland's position with key strategic supplier partners in producing high-performance products.

Jim Jenkins, President, CEO and Executive Chairman of Lakeland, stated, "We are very excited to welcome Veridian to the Lakeland family. With an outstanding reputation for quality and a loyal following among firefighters, Veridian brings a strong brand and high-quality U.S. manufacturing capabilities to Lakeland’s portfolio of safety products. This acquisition enhances Lakeland’s head-to-toe fire service portfolio offering, and expands our market share in the United States, the world’s largest fire services market, as well as Latin America.

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“We are also very excited about the market expansion and cross-selling opportunities with our Pacific helmets and Jolly boots this acquisition brings, and we are confident that it will be immediately accretive to Lakeland. Since acquiring Veridian in 1999, Bill Van Lent has built an impressive fire services sales and manufacturing organization. Bill is widely recognized and respected within the North American fire services industry, and we are honored that he will remain with the company as president,” concluded Mr. Jenkins.

Bill Van Lent, owner and president of Veridian, added, “Since its founding in 1992, Veridian’s mission has been to offer exceptional quality, comfort, performance and value to firefighters nationwide. Firefighting is a hazardous occupation, and Veridian’s protective products have earned the respect and trust of customers around the world. Lakeland Fire + Safety shares our passion for protecting our heroes, and I’m thrilled that Veridian is joining the Lakeland family. With Lakeland’s commitment to quality and customer service and its impressive portfolio of head-to-toe products, I’m confident they are the ideal partner to grow Veridian to new heights.”

About Veridian

Created in 1992 to serve an established international customer base, Veridian protective products have earned the respect and acceptance of customers around the world. Veridian is growing quickly in the U.S.A., offering exceptional quality, comfort, performance, timely delivery and value to firefighters nationwide.

For more information, please visit https://www.veridian.net/

About Lakeland Industries, Inc.

Lakeland Industries, Inc. (NASDAQ: LAKE) manufactures and sells a comprehensive line of industrial protective clothing and accessories for the industrial and public protective clothing market. Our products are sold globally by our in-house sales teams, our customer service group, and authorized independent sales representatives to a network of over 2,000 global safety and industrial supply distributors. Our authorized distributors supply end users, such as integrated oil, chemical/petrochemical, automobile, transportation, steel, glass, construction, smelting, cleanroom, janitorial, pharmaceutical, and high technology electronics manufacturers, as well as scientific, medical laboratories and the utilities industry. In addition, we supply federal, state and local governmental agencies and departments, such as fire and law enforcement, airport crash rescue units, the Department of Defense, the Department of Homeland Security and the Centers for Disease Control. Internationally, we sell to a mixture of end users directly and to industrial distributors, depending on the particular country and market. In addition to the United States, sales are made into more than 50 foreign countries, the majority of which were into China, the European Economic Community ("EEC"), Canada, Chile, Argentina, Russia, Kazakhstan, Colombia, Mexico, Ecuador, India, Uruguay, Middle East, Southeast Asia, Australia, Hong Kong and New Zealand.

For more information concerning Lakeland, please visit the Company online at www.lakeland.com.

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"Safe Harbor" Statement Under the Private Securities Litigation Reform Act of 1995

This press release contains "forward-looking statements" as that phrase is defined in the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, which address Lakeland's expectations of sources or uses for capital or which express the Company's expectation for the future with respect to financial performance or operating strategies, including statements regarding the anticipated synergies and opportunities relating to the acquisition, can be identified as forward-looking statements. Forward-looking statements involve risks, uncertainties and assumptions as described from time to time in Press Releases and Forms 8-K, registration statements, quarterly and annual reports and other reports and filings filed with the Securities and Exchange Commission or made by management. As a result, there can be no assurance that Lakeland's future results will not be materially different from those described herein as "believed," "projected," "planned," "intended," "anticipated," "can," "estimated" or "expected," or other words which reflect the current view of the Company with respect to future events. We caution readers that these forward-looking statements speak only as of the date hereof. The Company hereby expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statements to reflect any change in the Company's expectations or any change in events, conditions or circumstances on which such statement is based, except as may be required by law.

Contacts

Lakeland Industries, Inc.

256-600-1390

Roger Shannon

rdshannon@lakeland.com

Investor Relations

Chris Tyson

Executive Vice President

MZ Group - MZ North America

949-491-8235

LAKE@mzgroup.us

www.mzgroup.us

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